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PNC BANK CORP. AND SUBSIDIARIES                                     EXHIBIT 12.2
COMPUTATION OF RATIO OF EARNINGS
 TO COMBINED FIXED CHARGES AND
 PREFERRED STOCK DIVIDENDS
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                                                                                            Year ended December 31
                                                Six months ended    ----------------------------------------------------------------
Dollars in thousands                               June 30, 1996          1995          1994         1993         1992         1991
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
EARNINGS
Income before taxes and cumulative effect
   of changes in accounting principles                  $745,816      $627,012    $1,209,916   $1,140,487     $787,994     $(38,578)
Fixed charges and preferred stock dividends
   excluding interest on deposits                        574,672     1,492,391     1,112,564      712,339      592,902      624,000
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     Subtotal                                          1,320,488     2,119,403     2,322,480    1,852,826    1,380,896      585,422
Interest on deposits                                     722,874     1,551,816     1,159,242    1,005,658    1,546,576    2,739,565
                                                      ------------------------------------------------------------------------------
     Total                                            $2,043,362    $3,671,219    $3,481,722   $2,858,484   $2,927,472   $3,324,987
                                                      ------------------------------------------------------------------------------

FIXED CHARGES
Interest on notes and debentures                        $337,402      $620,415      $556,432     $316,031     $201,977     $137,323
Interest on borrowed funds                               220,159       834,654       514,133      360,288      353,633      449,107
Amortization of notes and debentures                         408           927         1,761        1,418        1,505        1,119
Interest component of rentals                             15,614        31,283        32,247       26,491       25,739       26,041
Preferred stock dividend requirements                      1,089         5,112         7,991        8,111       10,048       10,410
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     Subtotal                                            574,672     1,492,391     1,112,564      712,339      592,902      624,000
Interest on deposits                                     722,874     1,551,816     1,159,242    1,005,658    1,546,576    2,739,565
                                                      ------------------------------------------------------------------------------
     Total                                            $1,297,546    $3,044,207    $2,271,806   $1,717,997   $2,139,478   $3,363,565
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RATIO OF EARNINGS TO COMBINED FIXED CHARGES
   AND PREFERRED STOCK DIVIDENDS
Excluding interest on deposits                               2.30x        1.42x         2.09x        2.60x        2.33x         .94x
Including interest on deposits                               1.57         1.21          1.53         1.66         1.37          .99
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